Exhibit 99.1

Ignyta Announces First Quarter 2016

Company Highlights and Financial Results

May 10, 2016 4:00 PM Eastern Time

SAN DIEGO—(BUSINESS WIRE)—Ignyta, Inc. (Nasdaq: RXDX), a precision oncology biotechnology company, today announced company highlights and financial results for the first quarter ended March 31, 2016.

“During 2016, we have continued to make significant progress towards becoming a leading precision medicine company focused on the development of first-in-class and best-in-class therapies for the benefit of cancer patients, and we have steadily advanced each of our three clinical stage assets,” said Jonathan Lim, M.D., Chairman and CEO of Ignyta. “For our lead program, entrectinib, we have continued to successfully execute our potentially registration-enabling Phase 2 clinical trial, STARTRK-2. We also announced at the AACR Annual Meeting compelling results from our two Phase 1 clinical trials, highlighting entrectinib’s emerging safety and efficacy profile. For the RXDX-105 program, we selected a recommended Phase 2 dose and initiated the Phase 1b portion of our ongoing clinical trial. For the taladegib program, we reported a complete response in a patient with medulloblastoma – providing the first clinical proof of concept for taladegib in a solid tumor type outside of advanced basal cell carcinoma. Finally, we strengthened our balance sheet, enabling us to continue to move rapidly to develop meaningful new therapies for the benefit of cancer patients.”

Company Highlights

Updated Entrectinib Data Presented at AACR Annual Meeting

In April 2016, updated results of the two Phase 1 clinical trials of entrectinib, the company’s proprietary oral tyrosine kinase inhibitor targeting solid tumors harboring activating alterations to NTRK1, NTRK2, NTRK3, ROS1 or ALK, were presented in an oral plenary session at the 2016 Annual Meeting of the American Association for Cancer Research (AACR) in New Orleans, Louisiana.

The data cut-off for the AACR presentation was March 7, 2016. Highlights of the data included:

Safety

A total of 119 patients with a range of solid tumors had been dosed across the two Phase 1 clinical trials, with 45 patients treated at the recommended Phase 2 dose (RP2D) of 600 mg, taken orally once per day (QD).

Entrectinib was well tolerated:

•	Across both studies, the most frequent (>10% incidence) treatment-related adverse events were fatigue (44%), dysgeusia (41%), paresthesia (28%), nausea (24%), and myalgia (22%).
•	The vast majority of treatment-related adverse events were Grade 1 or 2 in severity.
•	The most frequent (>2% incidence) Grade 3 treatment-related adverse events were fatigue (4%) and anemia (3%).
•	Adverse events were reversible with dose modification.
•	There was no evidence of cumulative toxicity, hepatic or renal toxicity, or QTc prolongation.

Efficacy

Across the two Phase 1 clinical studies, there were 25 patients treated who met the company’s Phase 2 clinical trial eligibility criteria, which include:

•	Presence of NTRK1/2/3, ROS1 or ALK gene rearrangements, as opposed to other types of molecular alterations (e.g., SNPs, amplifications, deletions);
•	Naïve to inhibitors of the relevant target (Trk, ROS1, or ALK, respectively); and
•	Treatment at or above the RP2D.

Among the 25 patients treated who met the company’s Phase 2 clinical trial eligibility criteria, tumor regression was seen in 80% (20 out of 25 treated patients):

•	Twenty-four patients had tumors that were evaluable by RECIST criteria. The overall response rate by RECIST was 79% (19 responses, including two complete responses, out of 24 treated patients, as assessed and confirmed by the clinical sites).
•	One patient had an astrocytoma. Assessment by RECIST criteria demonstrated stable disease. However, since RECIST criteria are not validated for primary brain tumors, the clinical site performed three-dimensional volumetric analysis of this patient’s tumor to determine changes in tumor size, which resulted in an estimated 45% decrease in tumor size from baseline.
•	The responses included:
¡	with respect to patients with NTRK1/2/3 gene rearrangements who met the company’s Phase 2 eligibility criteria, three confirmed responses out of three patients evaluable by RECIST criteria, one of whom had metastases to the central nervous system that resulted in a complete response. In addition, a patient with an astrocytoma had a response as determined by volumetric analysis. Two of these Trk patients remained on study, one of whom had been on study for longer than 12 months;

¡	with respect to patients with ROS1 gene rearrangements who met the company’s Phase 2 eligibility criteria, 12 confirmed responses out of 14 patients, including 11 confirmed responses out of 13 patients with non-small cell lung cancer (NSCLC). Eleven of the ROS1 responders remained on study in response, with the longest at 27 months. One ROS1 NSCLC patient has met the criteria for RECIST progression but has remained on study due to clinical benefit; and
¡	with respect to patients with ALK gene rearrangements who met the company’s Phase 2 eligibility criteria, four confirmed responses out of seven patients, with another patient having stable disease. Two of the responders remained on study in response, as did the patient with stable disease.

Many of these responses occurred rapidly, within the first four weeks of entrectinib treatment. Seventeen of the patients remained on study treatment, having received up to 27 months of treatment. Of note, three of four patients with primary or metastatic central nervous system (CNS) disease responded.

In addition, the AACR presentation included a late-breaking case study of a 20-month old baby boy with NTRK3-rearranged infantile fibrosarcoma that had metastasized to the brain, who had exhausted all available therapies and was enrolled under a compassionate use protocol and therefore was not included in the Phase 1 cohort. The patient was first dosed in February 2016, and after five weeks of treatment experienced a decrease in his brain lesions of approximately 58%, as estimated from radiology assessment, with accompanying clinical improvement.

Expansion of RXDX-105 Clinical Trial

In March 2016, the company announced the selection of an RP2D and the initiation of the Phase 1b portion of its Phase 1/1b clinical trial of RXDX-105, the company’s orally available, small molecule multikinase inhibitor with potent activity against such targets as RET and BRAF. The Phase 1b portion of the study utilizes a basket design focusing on patients with solid tumors that contain molecular alterations of RET or BRAF. In addition, based on clinical data seen to date, the company intends to build into the Phase 1b portion of the study one or more baskets to evaluate RXDX-105 in both squamous non-small cell lung cancer and non-small cell lung adenocarcinoma.

Taladegib Complete Response Outside of Basal Cell Carcinoma

In April 2016 at the AACR Annual Meeting, the company reported the first clinical proof of concept for taladegib in a solid tumor type outside of advanced basal cell carcinoma, in a patient with medulloblastoma who had a complete response. The company further announced that it would be exploring medulloblastoma and other solid tumor types driven by hedgehog pathway alterations in a Phase 1b basket study, which is expected to be initiated in the third quarter of 2016.

Financing Transaction

In May 2016, the company issued an aggregate of 9.2 million shares of its common stock in an underwritten public offering at a purchase price of $6.25 per share, which resulted in aggregate gross proceeds of $57.5 million.

First Quarter 2016 Financial Results

For the first quarter of 2016, net loss was $25.5 million, or $0.79 per share, compared with $23.5 million, or $1.15 per share, for the first quarter of 2015.

Ignyta did not record any revenue for the three months ended March 31, 2016 or for the three months ended March 31, 2015.

Research and development expenses for the first quarter of 2016 were $19.8 million, compared with $20.2 million for the first quarter of 2015. During the first quarter of 2015, the company recorded an in-process research and development charge representing the net value of the assets exchanged for the intellectual property assets acquired from Teva, as well as related transaction and drug product costs. Excluding these costs, research and development costs would have increased in 2016 as compared to 2015 by $12.7 million, primarily due to an $8.0 million increase in the development costs associated with the company’s entrectinib, taladegib and other product candidates. The remaining increase in costs between periods was due to personnel expenses related to hiring and engaging additional employees and consultants to help advance the company’s product candidates.

General and administrative expenses were $5.2 million for first quarter of 2016, compared with $2.8 million for first quarter of 2015. The increase was primarily caused by increases in personnel costs, as well as higher facilities related expenses resulting from the expansion of the company’s leased facilities space. The increase was also attributable to increases in legal and intellectual property costs, consulting fees and depreciation expenses.

At March 31, 2016, the company had cash, cash equivalents and available-for-sale securities totaling $151.2 million and current and long-term debt of approximately $31.0 million. This balance does not include the gross proceeds of $57.5 million from the May 2016 underwritten public offering. At December 31, 2015, the company had cash, cash equivalents and available-for-sale securities totaling $172.1 million and current and long-term debt of $31.0 million.

Conference Call Information

On Tuesday, May 10, 2016, the company will host a conference call with interested parties beginning at 4:30 p.m. ET (1:30 p.m. PT). The conference call will be available to interested parties through a live audio Internet broadcast on the Investors page of the company’s website at http://investor.ignyta.com. The call will also be archived and accessible at this site for two weeks. Alternatively, callers may participate in the conference call by dialing (888) 734-0328 (domestic) or (678) 894-3054 (international), and entering passcode 6470977.

Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, Ignyta’s development plans for its product candidates and discovery programs, the company’s financial status and performance, and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.

About Ignyta, Inc.

At Ignyta, we fight cancer – a formidable opponent that manifests as thousands of different molecularly defined diseases and takes away millions of lives globally, every year. In this fight, our big hairy audacious goal (BHAG) is not just to shrink tumors but to eradicate residual disease – the source of cancer relapse and recurrence – in precisely defined patient populations by 2030. We will work tirelessly to achieve this BHAG by pursuing an integrated therapeutic (Rx) and companion diagnostic (Dx) strategy for treating cancer patients. Our Rx efforts are focused on discovering, in-licensing or acquiring, then developing and commercializing, molecularly targeted therapies that, sequentially or in combination, are foundational for eradicating residual disease. Our Dx efforts aim to pair these product candidates with biomarker-based companion diagnostics that are designed to precisely identify, at the molecular level, the patients who are most likely to benefit from the therapies we develop. We believe that only through this integrated Rx/Dx approach can we succeed in this fight. For more information, please visit: www.ignyta.com.

Forward-Looking Statements

This press release contains forward-looking statements about Ignyta as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to the development of Ignyta’s product candidates, the potential advantages and first-in-class or best-in-class nature of these drug programs and the potential for Ignyta to establish a leadership position in oncology personalized medicine and provide benefit to cancer patients.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; Ignyta’s ability to develop, initiate or complete preclinical studies and clinical trials for, obtain approvals for and commercialize any of its product candidates; changes in Ignyta’s plans to develop and commercialize its product candidates; the potential for final results of the ongoing clinical trials of entrectinib or other product candidates, or any future clinical trials of entrectinib or other product candidates, to differ from preliminary or expected results; Ignyta’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; regulatory developments in the United States and foreign countries; Ignyta’s ability to obtain and maintain intellectual property protection for its product candidates; the risk that orphan drug exclusivity may not effectively protect a product from competition and that such exclusivity may not be maintained; the potential for the company to fail to maintain the CAP accreditation and CLIA certification of its diagnostic laboratory; the loss of key scientific or management personnel; competition in the industry in which Ignyta operates; and market conditions. These forward-looking statements are made as of the date of this press release, and Ignyta assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the company files with the SEC available at www.sec.gov, including without limitation Ignyta’s Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent Quarterly Reports on Form 10-Q.

Contacts

Ignyta, Inc.

Jacob Chacko, M.D.

CFO

858-255-5959

jc@ignyta.com

FINANCIAL TABLES FOLLOW

IGNYTA, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended March 31,
	2016	2015
Revenue	$—	$—

Operating expenses:
Research and development	19,781	20,215
General and administrative	5,227	2,767

Total operating expenses	25,008	22,982

Loss from operations	(25,008)	(22,982)

Other income (expense):
Interest expense	(790)	(602)
Other income (expense)	306	77

Total other expense, net	(484)	(525)

Net loss	$(25,492)	$(23,507)

Net loss per common share:
Net loss per common share – basic and diluted	$(0.79)	$(1.15)

Weighted average shares – basic and diluted	32,343	20,466

IGNYTA, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	March 31, 2016	December 31, 2015
	(unaudited)
ASSETS
Cash and cash equivalents	$38,347	$46,383
Short-term investment securities	75,588	85,420
Prepaid expenses and other current assets	4,326	4,191

Total current assets	118,261	135,994
Long-term investment securities	37,257	40,346
Property and equipment, net	19,373	18,764
Other assets	410	410

Total assets	$175,301	$195,514

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$8,807	$3,828
Accrued expenses and other liabilities	11,187	13,860
Notes payable, current portion	9,262	6,675
Lease payable, current portion	183	181

Total current liabilities	29,439	24,544
Notes payable, net of current portion and discount	20,363	22,821
Lease payable, net of current portion	117	164
Other long-term liabilities	12,910	12,000

Total liabilities	62,829	59,529
Total stockholders’ equity	112,472	135,985

Total liabilities and stockholders' equity	$175,301	$195,514